EXHIBIT 12.2


         The following table sets forth the calculation of the Company's consolidated Ratios of Earnings to fixed charges and preferred dividends for the periods shown (in thousands)



                                                   For the six months
Description                                        ended June 30, 1998
                                                   -------------------

Interest                                               $  23,236

Rent Expense                                                 634

Amortization of debt issuance costs                          757

Preferred dividends                                        4,168

                                                       $  28,795
                                                       =========

Income from continuing operations before
minority interests, fixed charges & preferred
dividends                                              $  58,416
                                                       =========

Ratio of Earnings to fixed charges and preferred
dividends                                                   2.03
                                                            ====